Exhibit 10.14

                                  TIERONE BANK

                           DEFERRED COMPENSATION PLAN

                                   ARTICLE 1.
                        ESTABLISHMENT AND PURPOSE OF PLAN

      1.1 Establishment of Plan. This Deferred Compensation Plan is established by TierOne Bank.

      1.2 Purpose of Plan. The purpose of the Plan is to provide a deferred compensation arrangement and deferred bonus arrangement for a select group of management or highly compensated employees of Employers (as defined below). The Plan is intended to be an unfunded plan qualifying as a "top hat" plan for purposes of Title I of the Employee Retirement Income Security Act of 1974 ("ERISA") and for purposes of the Internal Revenue Code of 1986, as amended (the "Code").

                                   ARTICLE 2.
                                   DEFINITIONS

      2.1 Beneficiary. "Beneficiary" means the person, persons or entity designated by the Participant, as provided in Article 5, to receive any benefits payable under the Plan.

      2.2 Board. "Board" means the Board of Directors of Sponsoring Employer.

      2.3 Change in Control. "Change in Control" means, with respect to an Employer, the occurrence of any of the following events:

            (a) Approval by the stockholders of the Employer of either a reorganization, or merger, or consolidation, with respect to which persons who were the stockholders of the Employer immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than fifty percent (50%) of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated entities then outstanding voting securities, or a liquidation or dissolution of Employer, or the sale of all or substantially all of the assets of the Employer; or

            (b) Any other event or series of events which is determined by the Board to constitute a Change in Control for purposes of the Plan.

      2.4 Committee. "Committee" means the Committee appointed to administer the Plan pursuant to Article 3.

      2.5 Compensation. "Compensation" or "Total Compensation" means the Base Salary and Incentive Compensation payable to a Participant during a Plan Year.

            (a) Base Salary. "Base Salary" means all cash payable to a Participant by the Employer as remuneration for services rendered during a Plan Year, and shall be determined prior to any reduction for amounts deferred by a Participant under the Employer-sponsored 401 (k) plan. Base Salary shall also be calculated so as to exclude any employer-matching contributions or other

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      contributions to the Participant's 401(k) plan account, as well as any other nontaxable and/or noncash compensation payable to the Participant by his/her Employer.

            (b) Incentive Compensation. "Incentive Compensation" means any cash bonus paid to a Participant by the Employer during a Plan Year.

      2.6 Contribution Date. "Contribution Date" means the date Participant would have received the Compensation or, if applicable, Participant's 401(k) account or ESOP account would have been credited, but for the Deferral Election.

      2.7 Declared Rate. "Declared Rate" means an interest rate determined from time to time by the Committee in its discretion which is based on the three (3) or five (5) year certificate of deposit rate.

      2.8 Deferral Election. "Deferral Election" means Participant's written election to Committee to defer Base Salary and/or Incentive Compensation.

      2.9 Deferred Compensation. "Deferred Compensation" means the amount of Base Salary and/or Incentive Compensation deferred by a Participant pursuant to the Deferral Election in effect at the time of deferral.

      2.10 Deferred Compensation Account. "Deferred Compensation Account" means the account maintained on the books of account of Employer for each Participant employed by it which reflects the amount of Deferred Compensation accrued for the Participant under the Plan. A Participant's Deferred Compensation Account shall not constitute or be treated as a trust fund of any kind.

      2.11 Determination Date. "Determination Date" means any date in which a debit or a credit is made to Participant's Deferred Compensation Account.

      2.12 Disability. "Disability" or "Disabled Participant" means a physical or mental condition of a Participant, resulting from a bodily injury or disease or mental disorder, which renders a Participant incapable of continuing the further performance of the Participant's normal employment activities with his/her Employer. A Participant who has been determined to be disabled for purposes of receiving benefits under a long-term disability plan maintained by his/her Employer shall be automatically designated as a "Disabled Participant." If his/her Employer does not maintain a long_term disability plan, the Committee, in its sole and absolute discretion, shall determine if a Participant is "Disabled" for purposes of the Plan.

      2.13 Employee. "Employee" means any person who performs services for Employer and to whom Employer pays Compensation on a regular basis.

      2.14 Employer. "Employer" means TierOne Bank and any successor to the business thereof and any subsidiary whose board of directors adopts this Plan.

      2.15 Fixed Income Fund. "Fixed Income Fund" means an investment fund for Deferred Compensation which provides interest on the Deferred Compensation Account as set forth in Section 4.7(a) below.


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      2.16 Investment Direction. "Investment Direction" means a Participant's written direction to the Committee to invest the Participant's Deferred Compensation Account in the Fixed Income Fund and/or the Investment Fund.

      2.17 Investment Fund. "Investment Fund" means an investment fund for Deferred Compensation consisting of investment in mutual funds and/or other marketable securities, by a Participant; provided, however, said investment must be reported to Employer from the broker on a consolidated statement.

      2.18 Participant. "Participant" means any Employee identified and selected for participation in the Plan by the Committee and who elects to defer compensation.

      2.19 Participation Agreement. "Participation Agreement" means the agreement in such form as may be determined by the Committee from time to time between Employer and a Participant respecting the Participant's participation in the Plan.

      2.20 Payment Event. "Payment Event" shall have the meaning set forth in
Section 5.1 below.

      2.21 Phantom 401(k) Contribution. "Phantom 401(k) Contribution" shall have the meaning as set forth in Section 6.1 of this Agreement.

      2.22 Phantom ESOP Contribution. "Phantom ESOP Contribution" shall have the meaning as set forth in Section 6.2 of this Agreement.

      2.23 Plan. "Plan" means the Deferred Compensation Plan.

      2.24 Plan Year. "Plan Year" means a twelve (12) month period commencing each January 1 and ending each December 31 or such other Plan Year as determined by the Committee.

      2.25 Service Period. "Service Period" means any period of time during which a Participant performs services for which he/she earns Compensation during a Plan Year. A Service Period may not commence prior to the end of the current pay period for a Participant and may extend for any period of time elected by a Participant, but shall not be less than one (1) calendar month.

      2.26 Sponsoring Employer. "Sponsoring Employer" means TierOne Bank.

      2.27 Spouse. "Spouse" means a Participant's wife or husband who was lawfully married to the Participant prior to and at the time of the Participant's retirement, disability, death or severance from service.

      2.28 Unforeseeable Emergency. "Unforeseeable Emergency" means a severe financial hardship to the Participant resulting from a sudden and unexpected illness or accident of the Participant or of a dependent of the Participant, loss of the Participant's property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant or any other circumstance deemed by the Committee in its sole discretion as an appropriate circumstance to trigger a Payment Event. The circumstances that will constitute an "Unforeseeable Emergency" will depend upon the facts of each case, but, in any case, payment may not be made in the event that such hardship is or may be relieved:


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            (a) Through reimbursement or compensation by insurance or otherwise;

            (b) By liquidation of the Participant's assets, to the extent that liquidation of such assets would not itself cause severe financial hardship; or

            (c) By cessation of deferrals under the Plan.

                                   ARTICLE 3.
                                 ADMINISTRATION

      3.1 Committee; Duties.

            (a) Generally. The Plan shall be administered by the Incentive Compensation Committee or any successor committee thereto appointed by the Board. Members of the Committee may be Participants under the Plan. The Committee shall also have the authority to make, amend, interpret and enforce all appropriate rules and regulations for the administration of the Plan and decide or resolve any and all questions, including interpretations of the Plan, as may arise in connection with the Plan.

            (b) Selection and Termination of Participants. The Committee shall identify and select Employees who shall be eligible to participate in the Plan. The Committee may terminate participation of any Participant on a prospective basis at any time upon written notice to the Participant.

      3.2 Agents. In the administration of the Plan, the Committee may, from time to time, employ an agent and delegate to it such administrative duties as it sees fit and may, from time to time, consult with counsel who may be counsel to Employers.

      3.3 Binding Effect of Decisions. The decision or action of the Committee with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Plan.

      3.4 Indemnity of Committee. Employer shall indemnify and hold harmless the members of the Committee against any and all claims, loss, damage, expense or liability arising from any action or failure to act with respect to the Plan, except in the case of gross negligence or willful misconduct by the Committee or any of its members.

                                   ARTICLE 4.
                          DEFERRED COMPENSATION ACCOUNT

      4.1 Participation Agreement; Account. Each Participant shall enter into a Participation Agreement with Employer at the time of initial participation in the Plan. Employer shall establish a Deferred Compensation Account for each Participant employed by it which shall be administered pursuant to the terms and provisions of this Plan. If Sponsoring Employer serves as a common pay master, the Participation Agreements may be entered into by the Sponsoring Employer on behalf of the Employers.


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      4.2 Deferral Election. A Participant may elect to defer the receipt of any or all of his/her Base Salary by delivering a Deferral Election to the Committee at least fourteen (14) days prior to the beginning of the calendar quarter for which the deferral is to apply or, if applicable, within twenty (20) days of notification by the Committee that he/she is eligible to participate in the Plan. The deferral percentage elected in each Deferral Election shall be applied to the Participant's Base Salary at the beginning of the first Service Period to which the Deferral Election applies and the resulting dollar amount shall be the amount of Base Salary that will be deferred in each pay period until the Deferral Election is terminated. A Participant may elect to defer the receipt of any or all of his/her Incentive Compensation by delivering a Participation Agreement to the Committee prior to the date the Board makes a final determination to award Incentive Compensation to such Participant.

      4.3 Termination of Deferral Election. The Deferral Election of any Participant whose future participation in the Plan is terminated by the Committee shall be deemed terminated immediately upon notice of termination of participation by the Committee. Any Participant who elects to defer his/her Base Salary or Incentive Compensation may terminate the election by delivering written notice to the Committee at least thirty (30) days prior to the date on which the deferral is to terminate. A Participant who terminates his/her deferral election may not reelect to defer his/her Base Salary or Incentive Compensation until the beginning of the Plan Year following the close of the Plan Year in which the termination occurred.

      4.4 Vesting. A Participant shall be one hundred percent (100%) vested in his/her Deferred Compensation Account at all times.

      4.5 Withholding. Any amounts required to be withheld from the Participant's Deferred Compensation pursuant to federal, state or local law shall be withheld first from the non_deferred portion of the Participant's Compensation and, to the extent necessary, from the Deferred Compensation. Upon the occurrence of a Payment Event, to the extent required by law in effect at the time payments are made, the Employer shall withhold from payments made hereunder any taxes required to be withheld pursuant to federal, state or local law.

      4.6 Investment Direction. At anytime, a Participant may submit to the Committee a completed Investment Direction directing investment contributions in his/her Deferred Compensation Account in either the Fixed Income Fund or the Investment Fund. The Committee shall, as soon as reasonably possible, implement the investments as directed by Participant. Neither Committee nor Employer shall be liable for any damages resulting from any loss in the value to a Participant's Deferred Compensation Account for implementing the Investment Direction as soon as reasonably possible. "As soon as reasonably possible" shall mean at least two (2) business days following the day in which the Investment Direction is received by Employer and, may, under the then current circumstances, constitute an additional period of time.

      4.7 Determination of Deferred Compensation Account. A Participant's Deferred Compensation Account shall consist of an investment in the Fixed Income Fund, if applicable, and in the Investment Fund, if applicable. A Participant's investment in either the Fixed Income Fund or the Investment Fund shall be maintained and administered as provided in (a) and (b) below.

            (a) Fixed Income Fund. A Participant's investment in the Fixed Income Fund shall be calculated as of each Determination Date and shall consist of the balance of the Fixed Income Fund as of the most recent Determination Date credited by an amount equal to the Deferred Compensation directed by the Participant to be invested in the Fixed Income Fund or otherwise required pursuant


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      to this Plan to be invested in the Fixed Income Fund since the most recent
      Determination Date. Said Account shall be debited by the amount of any distributions from said Account since the most recent Determination Date. After adjustment as provided above, interest shall be credited to the Account at the Declared Rate.

            (b) Investment Fund. At each Determination Date, a Participant's investment in the Investment Fund shall be credited with the amount of Deferred Compensation directed by the Participant to be invested in the Investment Fund. In addition, a Participant's investment in the Investment Fund shall be debited for all costs, fees or commissions assessed in connection with the purchase and sale of securities as directed by Participant.

      4.8 Annual Reporting. Within one hundred twenty (120) days following the end of each Plan Year, the Committee shall provide to each Participant a statement setting forth the value as of the last day of the preceding Plan Year in the Participant's Deferred Compensation Account, including the contributions, withdrawals, earnings and losses.

      4.9 Rabbi Trust Account. Employer may, at any time, in its sole and absolute discretion, transfer a Participant's Deferred Compensation Account into a Rabbi Trust then in existence for Employer's Deferred Compensation Plan; provided, however, said Trust shall substantially comply with the terms and provisions of the model Rabbi Trust as set forth in Rev. Proc. 92-64, 1992-2 CB 422 as now existing or as subsequently modified.

                                   ARTICLE 5.
                        PAYMENT OF DEFERRED COMPENSATION

      5.1 Payment Events. Each Participant shall be entitled to payment of deferred compensation equal to the amount of the balance of such Participant's Deferred Compensation Account as of the earliest to occur of the following events (hereinafter "Payment Event"):

            (a) Termination of employment with Employer regardless of whether such termination of employment was voluntary or involuntary, with or without cause, reasonable or unreasonable unless the Participant becomes employed by another Employer.

            (b) Death.

            (c) Disability (as defined in Section 2.12 above).

      In addition to the above Payment Events, the Committee may, in its sole and absolute discretion, allow a Participant to withdraw amounts from his/her Deferred Compensation Account upon the happening of an Unforeseeable Emergency. A Participant may request a distribution due to an Unforeseeable Emergency by submitting a written request to the Committee accompanied by evidence to demonstrate that the circumstances being experienced qualify as an Unforeseeable Emergency. Any withdrawal approved by the Committee shall not exceed the amount necessary to meet the Unforeseeable Emergency.

      5.2 Form of Payment. Upon initially electing to participate in the Plan, a Participant shall also select the form in which deferred compensation is to be paid to him/her following a Payment Event. The Participant may elect to receive payment in a lump sum or in monthly cash payments over a period not to


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exceed one hundred twenty (120) months. The election may not be altered by the
Participant after he/she commences participation in the Plan; however, the Committee, in its sole and absolute discretion, which may be exercised unreasonably, may alter the form of payment upon a Participant's request or, on its own accord, the Committee may accelerate the payments of any amounts due a Participant. If a Participant fails to elect a form of payment, the Deferred Compensation shall be paid to him/her in monthly cash payments over a period of one hundred twenty (120) months; subject, however, to the right of the Committee to accelerate any payment. The Committee may exercise its discretion pursuant to this Section 5.2 without regard to the tax or other impact upon the Participant or the Participant's Beneficiaries.

      5.3 Timing of Payment Event. Within sixty (60) days after the occurrence of a Payment Event, Employer shall commence payment to the Participant or the Participant's designated Beneficiary or legal representative, as the case may be, of the Participant's Deferred Compensation Account. The Deferred Compensation Account balance shall be paid pursuant to Section 5.2 above.

      5.4 Beneficiary Designation. Each Participant shall have the right to designate primary and contingent Beneficiaries to receive any payment which may be payable hereunder following Participant's death. Such beneficiary designation shall be delivered in writing to the Committee, and may be changed at any time by a subsequent written notice to the Committee. The last written designation delivered to the Committee prior to the Participant's death shall control. Such beneficiary designation shall become effective only when received by the Committee. If Participant fails to designate a Beneficiary, or if his/her Beneficiary designation is revoked by operation of law and he/she does not designate a new Beneficiary, or if all designated Beneficiaries predecease the Participant or die prior to complete distribution of Participant's Deferred Compensation Account, remaining payments shall be made to the legal representative of Participant's estate. Any payment of a Participant's Deferred Compensation Account in accordance with this Section 5.4 shall release the Employer from all future liability hereunder.

                                   ARTICLE 6.
                             EMPLOYER CONTRIBUTIONS

      6.1 Phantom 401(k) Contributions. Employer shall conditionally contribute into a Participant's Deferred Compensation Account on the Contribution Date or, at such other date pursuant to Employer's 401(k) plan, an amount equal to the sum which Employer would otherwise contribute into Participant's 401(k) account with respect to said Deferred Compensation assuming Participant had not deferred any Compensation ("Phantom 401(k) Contribution"). The amount of a Phantom 401(k) Contribution shall be in accordance with Employer's 401(k) plan as of the date of the deferral including any applicable vesting schedule with respect to said 401(k) contribution.

      6.2 Phantom ESOP Contribution. Employer shall conditionally contribute into a Participant's Deferred Compensation Account on the Contribution Date or at such other date in accordance with Employer's Employee's Stock Ownership Plan (the "ESOP") an amount equal to the sum which Employer would otherwise contribute into the ESOP with respect to said Deferred Compensation assuming Participant had not deferred any Compensation ("Phantom ESOP Contribution"). The amount of the Phantom ESOP Contribution and any vesting with respect to said contribution shall be in accordance with the terms and provisions of Employer's ESOP as of the time of said contribution.


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      6.3 Investment of Phantom 401(k) Contribution and Phantom ESOP
Contribution. Any Phantom 401(k) Contribution and/or Phantom ESOP Contribution made to a Participant's Deferred Compensation Account shall be invested as directed by Participant pursuant to this Agreement.

                                   ARTICLE 7.
                                 CLAIM PROCEDURE

      7.1 Claim. A Participant, Former Participant, or Beneficiary claiming a benefit, requesting an interpretation or ruling under the Plan, or requesting information under the Plan shall present the request in writing to the Committee which shall respond in writing as soon as practicable. Any notice or filing required or permitted to be given to the Committee under the Plan shall be sufficient if in writing and hand delivered, or sent by registered or certified mail, to the principal office of Employer. Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

      7.2 Denial of Claim. If the claim or request is denied, the written notice of denial shall state:

            (a) The reasons for denial, with specific reference to the Plan provisions on which the denial is based.

            (b) A description of any additional material or information required and an explanation of why it is necessary.

            (c) An explanation of the Plan's claim review procedure.

      7.3 Review of Claim. Any Participant, Former Participant or Beneficiary whose claim or request is denied or who has not received a response within thirty (30) days may request a review of his/her claim by giving notice in writing to the Committee. The claim or request shall be reviewed by the Committee who may, but shall not be required to, grant the claimant a hearing. On review, the claimant may have representation, examine pertinent documents, and submit issues and documents in writing.

      7.4 Final Decision. The decision on review shall normally be made within sixty (60) days after the date on which the claimant requests a review. The Committee may extend the time for making the final decision by an additional sixty (60) days by notifying all affected persons in writing. The decision shall be in writing and shall state the reasons and the relevant Plan provisions. All decisions on review shall be final and bind all parties concerned.

                                   ARTICLE 8.
                                  MISCELLANEOUS

      8.1 Amendment and Termination of Plan. The Employer may at any time amend the Plan, provided that no such action shall deprive any Participant, Former Participant or Beneficiary of any payment of Deferred Compensation to which the Participant, Former Participant or Beneficiary may have been entitled under the Plan prior to the effective date of such action. Any Employer may terminate its participation in the Plan at any time following termination of the Plan, payment of the Deferred Compensation shall be made in accordance with the provisions of
Article 5.


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      8.2 Status of Participants. The Plan constitutes a mere promise by
Employers to pay Deferred Compensation to Participants, Former Participants or Beneficiaries in the future. The right of a Participant, Former Participant or Beneficiary to receive a payment of Deferred Compensation hereunder shall be an unsecured claim against the general assets of the applicable Employer, and neither the Participant, Former Participant nor any Beneficiary shall have any rights in or against any specific assets of Employer. Neither the Plan nor any action taken under the Plan shall be construed as giving any employee any right to be retained in the employ of Employer or any affiliate of Employer.

      8.3 Limitation on Alienation. A Participant's right to receive payments under this Plan is not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment by creditors of the Participant or the Participant's Beneficiary.

      8.4 Pronouns. Whenever used in this Plan, the singular form, whenever used herein, shall mean or include the plural form, where applicable, and vice versa.

      8.5 Applicable Law. This Plan shall be construed in accordance with applicable federal law and, to the extent otherwise applicable, the laws of the State of Nebraska.

      8.6 Severability. If any provisions of this Plan shall be held invalid or unenforceable, the remaining provisions of the Plan shall continue to be fully effective.

      8.7 Successors. The provisions of this Plan shall bind and inure to the benefit of Employer and its respective successors and assigns. The term successors as used herein shall include any corporate or other business entity which shall, whether by merger, consolidation, purchase or otherwise, acquire all or substantially all of the business and assets of the Employer, and successors of any such corporation or other business entity.

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      IN WITNESS WHEREOF, TierOne Bank has adopted this Plan as of the 15th day of August, 2002, pursuant to the authority granted by the Board on July 25, 2002.

                                       TIERONE BANK


                                       By:  /s/ Gilbert G. Lundstrom
                                            ------------------------------------
                                       Its: Chairman and Chief Executive Officer
                                            ------------------------------------


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